EXHIBIT 21.1

LIST OF SUBSIDIARIES OF ASPEN TECHNOLOGY, INC.

Name of Subsidiary		State or Country of Incorporation
1.	AspenTech Argentina S.R.L.	Argentina

2.	Aspen Technology Australia Pty. Ltd.	Australia

3.	AspenTech Europe S.A./N.V.	Belgium

4.	Aspen Technology WLL	Bahrain

5.	AspenTech Software Brazil Ltda.	Brazil

6.	AspenTech Canada Ltd.	Canada

7.	AspenTech Asia, Ltd.	Hong Kong

8.	Aspen Tech India Pte. Ltd.	India

9.	Aspen Technology S.r.l.	Italy

10.	AspenTech Japan Co. Ltd.	Japan

11.	AspenTech Solutions Sdn. Bhd.	Malaysia

12.	Aspen Tech de Mexico, S. de R.L. de C.V.	Mexico

13.	AspenTech Europe B.V.	Netherlands

14.	AspenTech (Beijing) Co., Ltd.	PRC

15.	AspenTech (Shanghai) Co., Ltd.	PRC

16.	Aspen Technology LLC	Russia

17.	AspenTech Pte. Ltd.	Singapore

18.	AspenTech Africa (Pty.) Ltd.	South Africa

19.	Aspen Technology S.L.	Spain

20.	AspenTech (Thailand) Ltd.	Thailand

21.	AspenTech Ltd.	UK

22.	Hyprotech UK Ltd.	UK

23.	Aspen Technology (Asia), Inc.	USA

24.	Aspen Technology International, Inc.	USA

25.	Aspen Technology Services Corporation	USA

26.	AspenTech Software Corporation	USA

27.	AspenTech Venezuela, C.A.	Venezuela